UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2015

Eagle Bulk Shipping Inc.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	001-33831	98-0453513
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

477 Madison Avenue New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(Registrant's telephone number, including area code): (212) 785-2500

(Former Name or Former Address, if Changed Since Last Report): None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 27, 2015, Alexis P. Zoullas, Chief Operating Officer of Eagle Bulk Shipping Inc. (the “Company”) and President of Eagle Shipping International (USA) LLC, a subsidiary of the Company (“Eagle International”), separated from the Company and any of its subsidiaries with which he held a position. On May 1, 2015, the Company, Eagle International and Mr. Zoullas entered into a Separation Agreement and General Release (the “Separation Agreement”) in connection with Mr. Zoullas’s separation. Subject to certain terms and conditions, the Separation Agreement provides Mr. Zoullas with, among other things, (i) a lump sum payment consisting of all unpaid salary and accrued unused vacation pay and (ii) the vesting of 40,000 restricted shares of common stock of the Company previously granted to Mr. Zoullas pursuant to a Restricted Stock Award Agreement, dated as of December 2, 2014, and the Company’s 2014 Equity Incentive Plan, payable in accordance with the terms and conditions of the Separation Agreement. All other equity awards previously granted by the Company to Mr. Zoullas have been canceled. The Separation Agreement also includes mutual general release, a non-solicitation obligation on Mr. Zoullas, and a covenant related to mutual non-disparagement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BULK SHIPPING INC.
(registrant)

Dated: May 4, 2015	By:	/s/ Adir Katzav
	Name:	Adir Katzav
	Title:	Chief Financial Officer